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Registration Statement No. 333-132503

SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549
AMENDMENT NO. 1 TO
FORM F-1 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Omega Navigation Enterprises, Inc.
(Exact name of registrant as specified in its charter)

Republic of the Marshall Islands (State or other jurisdiction of incorporation or organization)	4412 (Primary Standard Industrial Classification Code Number)	N/A (I.R.S. Employer Identification No.)

Omega Navigation Enterprises, Inc.
Attention: Mr. Georgios Kassiotis
24 Kaningos Street
Piraeus 185 34 Greece
(011)(30) 210 413-2305
(Address and telephone number of
Registrant's principal executive offices)		Seward & Kissel LLP Attention: Gary J. Wolfe, Esq. One Battery Park Plaza New York, New York 10004 (212) 574-1200 (Name, address and telephone number of agent for service)

Copies to:
Gary J. Wolfe, Esq. Robert E. Lustrin, Esq. Seward & Kissel LLP One Battery Park Plaza New York, New York 10004 (212) 574-1200 (telephone number) (212) 480-8421 (facsimile number)		T. Mark Kelly, Esq. Vinson & Elkins L.L.P. 1001 Fannin Street, Suite 2300 Houston, Texas 77002 (713) 758-2222 (telephone number) (713) 758-2346 (facsimile number)

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

 EXPLANATORY NOTE

        This Amendment No. 1 to the registration statement of Omega Navigation Enterprises, Inc. ("Amendment No. 1") does not relate to our preliminary prospectus which is not amended hereby. As such, this Amendment No. 1 does not include a copy of our preliminary prospectus. This Amendment No. 1 is being filed solely for the purpose of submitting certain exhibits.

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 6.    Indemnification of Directors and Officers.

        The bylaws of the Registrant provide that every director and officer of the Registrant shall be indemnified out of the funds of the Registrant against:

  (1)
  all civil liabilities, loss, damage or expense (including but not limited to liabilities under contract, tort and statute or any applicable foreign law or regulation and all reasonable legal and other costs and expenses properly payable) incurred or suffered by him as such director or officer acting in the reasonable belief that he has been so appointed or elected notwithstanding any defect in such appointment or election, provided always that such indemnity shall not extend to any matter which would render it void pursuant to any Marshall Islands statute from time to time in force concerning companies insofar as the same applies to the Registrant (the "Companies Acts"); and

  (2)
  all liabilities incurred by him as such director or officer in defending any proceedings, whether civil or criminal, in which judgment is given in his favor, or in which he is acquitted, or in connection with any application under the Companies Acts in which relief from liability is granted to him by the court.

        Section 60 of the Associations Law of the Republic of the Marshall Islands provides as follows:

        Indemnification of directors and officers.

  (1)
  Actions not by or in right of the corporation.    A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of no contest, or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonable believed to be in or not opposed to the bests interests of the corporation, and, with respect to any criminal action or proceedings, had reasonable cause to believe that his conduct was unlawful.

  (2)
  Actions by or in right of the corporation.    A corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him or in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not, opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claims, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

  (3)
  When director or officer successful.    To the extent that director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (1) or (2) of this section, or in the defense of a claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

  (4)
  Payment of expenses in advance.    Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid in advance of the final disposition of such action, suit or proceeding as authorized by the board of directors in the specific case upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section.

  (5)
  Continuation of indemnification.    The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

  (6)
  Insurance.    A corporation shall have power to purchase and maintain insurance or behalf of any person who is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director or officer against any liability asserted against him and incurred by him in such capacity whether or not the corporation would have the power to indemnify him against such liability under the provisions of this section.

Item 7.    Recent Sales of Unregistered Securities.

        On March 2, 2005, the Registrant issued 3,000,000 shares of common stock to ONE Holdings, Inc. in exchange for cash consideration in the amount of $30,000. In addition, ONE Holdings, Inc. made additional cash capital contributions to the Registrant of $40, $5.0 million and $5.0 million, on March 2, 2005, April 22, 2005 and May 6, 2005, respectively. The foregoing shares of common stock were not registered under the Securities Act of 1933, as amended. The foregoing issuances were made in reliance on an exemption from registration for transactions not involving a public offering in accordance with Section 4(2) of the Securities Act of 1933, as amended.

Item 8.    Exhibits and Financial Statement Schedules.

  (a)
  Exhibits

Exhibit Number	Description
1.1	Form of Underwriting Agreement*
3.1	Amended and Restated Articles of Incorporation of the Company**
3.2	Amended and Restated Bylaws of the Company**
4.1	Form of Share Certificate*
5.1	Opinion of Seward & Kissel LLP, United States and Marshall Islands Counsel to the Company, as to the validity of the Shares

8.1	Opinion of Seward & Kissel LLP, United States counsel to the Company, with respect to certain tax matters
10.1	Memorandum of Agreement for the purchase of the ex Iasonas
10.2	Memorandum of Agreement for the purchase of the ex Militiadis M
10.3	Memorandum of Agreement for the purchase of ex Rudolf Schulte
10.4	Memorandum of Agreement for the purchase of ex Everhard Schulte
10.5	Memorandum of Agreement for the purchase of the ex Aristidis
10.6	Memorandum of Agreement for the purchase of the ex Adonis
10.7	Vessel Management Agreement between Hamilton Navigation Inc. and Target Marine S.A.
10.8	Form of Vessel Management Agreement with the Tanker Manager**
10.9	Senior Secured Credit Facility Agreement*
10.10	Form of Registration Rights Agreement in favor of ONE Holdings**
10.11	Form of Stock Incentive Plan**
10.12	Vessel Management Agreement between Abilene Navigation Inc. and Target Marine S.A.
21.1	Subsidiaries of the Company**
23.1	Consent of Seward & Kissel LLP (included in Exhibit 5.1)
23.2	Consent of Ernst & Young (Hellas) Certified Auditors Accountants S.A.**
23.3	Consent of Drewry Shipping Consultants Ltd.**
23.4	Consent of E.A. Gibson Shipbrokers Ltd.**
23.5	Consent of Robert J. Flynn, as director nominee**
23.6	Consent of Dr. Chiang Hai Ding, as director nominee**
23.7	Consent of Matthew W. McCleery, as director nominee**
23.8	Consent of Nicolas Borkmann, as director nominee**
23.9	Consent of Kevin Harding, as director nominee**
24.1	Powers of Attorney (included on the signature page hereto)**

*
To be filed by amendment.

**
Previously filed.

Item 9.    Undertakings.

        The undersigned registrant hereby undertakes:

  (1)
  To provide to the underwriters at the closing specified in the underwriting agreement shares certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

  (2)
  That for purposes of determining any liability under the Securities Act of 1933, as amended (the "Act"), the information omitted from the form of prospectus filed as part of this

    Registration Statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

  (3)
  That for purposes of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (4)
  That insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-l and has duly caused this Amended Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Athens, Country of Greece on March 22, 2006.

OMEGA NAVIGATION ENTERPRISES, INC.
By:	/s/ GEORGIOS KASSIOTIS
	Name:	Georgios Kassiotis
	Title:	Director, President, Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on March 22, 2006 in the capacities indicated.

Signature	Title

/s/ GEORGIOS KASSIOTIS Georgios Kassiotis	Director, President and Chief Executive Officer (Principal Executive Officer)
/s/ CHARILAOS LOUKOPOULOS Charilaos Loukopoulos	Director, Executive Vice President, Chief Operating Officer and General Counsel
/s/ GREGORY MCGRATH Gregory McGrath	Chief Financial Officer (Principal Financial Officer; Principal Accounting Officer)

Authorized Representative

        Pursuant to the requirement of the Securities Act of 1933, the undersigned, the duly undersigned representative in the United States, has signed this registration statement in the City of Newark, State of Delaware, on March 22, 2006.

PUGLISI & ASSOCIATES
By:	/s/ DONALD PUGLISI Name: Donald Puglisi Title: Managing Director

EXHIBIT INDEX

Exhibit Number	Description
1.1	Form of Underwriting Agreement*
3.1	Amended and Restated Articles of Incorporation of the Company**
3.2	Amended and Restated Bylaws of the Company**
4.1	Form of Share Certificate*
5.1	Opinion of Seward & Kissel LLP, United States and Marshall Islands Counsel to the Company, as to the validity of the Shares
8.1	Opinion of Seward & Kissel LLP, United States counsel to the Company, with respect to certain tax matters
10.1	Memorandum of Agreement for the purchase of the ex Iasonas
10.2	Memorandum of Agreement for the purchase of the ex Militiadis M
10.3	Memorandum of Agreement for the purchase of ex Rudolf Schulte
10.4	Memorandum of Agreement for the purchase of ex Everhard Schulte
10.5	Memorandum of Agreement for the purchase of the ex Aristidis
10.6	Memorandum of Agreement for the purchase of the ex Adonis
10.7	Vessel Management Agreement between Hamilton Navigation Inc. and Target Marine S.A.
10.8	Form of Vessel Management Agreement with the Tanker Manager**
10.9	Senior Secured Credit Facility Agreement*
10.10	Form of Registration Rights Agreement in favor of ONE Holdings**
10.11	Form of Stock Incentive Plan**
10.12	Vessel Management Agreement between Abilene Navigation Inc. and Target Marine S.A.
21.1	Subsidiaries of the Company**
23.1	Consent of Seward & Kissel LLP (included in Exhibit 5.1)
23.2	Consent of Ernst & Young (Hellas) Certified Auditors Accountants S.A.**
23.3	Consent of Drewry Shipping Consultants Ltd.**
23.4	Consent of E.A. Gibson Shipbrokers Ltd.**
23.5	Consent of Robert J. Flynn, as director nominee**
23.6	Consent of Dr. Chiang Hai Ding, as director nominee**
23.7	Consent of Matthew W. McCleery, as director nominee**
23.8	Consent of Nicolas Borkmann, as director nominee**
23.9	Consent of Kevin Harding, as director nominee**
24.1	Powers of Attorney (included on the signature page hereto)**

*
To be filed by amendment.

**
Previously filed.

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EXPLANATORY NOTE
PART II INFORMATION NOT REQUIRED IN THE PROSPECTUS
  Item 6. Indemnification of Directors and Officers.
  Item 7. Recent Sales of Unregistered Securities.
  Item 8. Exhibits and Financial Statement Schedules.
  Item 9. Undertakings.
SIGNATURES
EXHIBIT INDEX